Exhibit 10.3

Confidential	Execution Version

AmeriGas Partners, L.P.

January 11, 2012

Energy Transfer Partners, L.P.

3738 Oak Lawn

Dallas, TX 72519

Re: Contribution and Redemption Agreement

Dear Sirs:

Reference is made to the Contribution and Redemption Agreement, dated as of October 15, 2011, as amended (the “Contribution Agreement”), by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Heritage ETC, L.P. (collectively, the “Contributor Parties”) and AmeriGas Partners, L.P. (“Acquirer”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Contribution Agreement.

The Contributor Parties hereby waive any and all of Acquirer’s obligations under Section 5.21 of the Contribution Agreement with respect to the credit support instruments issued by National Union Fire Insurance, Zurich American Insurance Company and Liberty Mutual Insurance Company, but only to the extent that such credit support instruments relate to the retention of workers’ compensation insurance (including employers’ liability insurance).

Acquirer acknowledges that the Estimated Closing Date Balance Sheets, Estimated Net Working Capital and Estimated Net Cash shall be prepared and delivered by Contributor utilizing the balance sheets for each of HOLP and Titan and each of their respective Subsidiaries on a combined basis as of December 31, 2011 as adjusted to reflect the carve-out of the cylinder exchange business of the Propane Group Entities. The Parties acknowledge and agree that the Contribution Closing shall occur on January 12, 2012. Notwithstanding the actual Contribution Closing Date, all adjustments to the Purchase Price pursuant to Section 2.5 of the Contribution Agreement shall be determined as though the Contribution Closing Date occurred at 12:01 a.m., Houston, Texas time, on January 18, 2012, including the calculation of the Final Closing Date Balance Sheets, Final Net Working Capital, Final Net Cash, the Estimated Unearned Distribution Amount and the Estimated Unearned Pro Rata Distribution Amount. From the period of time from the actual Contribution Closing on January 12, 2012 until the deemed Contribution Closing Date at 12:01 a.m., Houston, Texas time, on January 18, 2012 pursuant to the immediately preceding sentence, the Acquirer agrees (i) to cause each Propane Group Entity to conduct its business and activities in the ordinary course of business consistent with past practice and (ii) except in the ordinary course of business consistent with past practice, not to distribute, transfer or otherwise dispose of any assets from, or contribute or transfer to or cause the incurrence of any liabilities or obligations by, any Propane Group Entity that would be included in the calculation of the Final Net Working Capital or the Final Net Cash (though the Parties agree that under no circumstances shall the Acquirer cause or permit any Propane Group Entity to transfer, distribute or dividend any Cash out of such Propane Group Entity to Acquirer or any of its

Affiliates (other than another Propane Group Entity) until after 12:01 a.m., Houston, Texas time, on January 18, 2012). Notwithstanding the foregoing, the Parties acknowledge and agree that it is the intent of Acquirer to use Cash of HOLP to fund the acquisition of the HOLP Notes tendered pursuant to the Change of Control Offer in accordance with Section 5.25 of the Contribution Agreement, and that for purposes of calculating the Final Net Cash (i) any Cash used to fund such acquisition will be credited back for the benefit of the Contributor Parties and (ii) the acquisition of such HOLP Notes shall be deemed to have occurred as of January 18, 2012 and such HOLP Notes shall be deemed to be outstanding for the purpose of calculating Final Net Cash. In addition, for the avoidance of doubt the parties acknowledge that any payments made by HOLP on the actual Contribution Closing Date in connection with any amendment or waiver in respect of the HOLP Notes shall be a reduction to Final Net Cash. The Parties also acknowledge and agree that for purposes of calculating the adjustments to the Purchase Price pursuant to Section 2.5(m)-(o) of the Contribution Agreement, the amount of the “Last Declared Distribution” was $0.7625. Finally, in clause (ii) of the fourth recital of the Contribution Agreement, the reference to “Heritage GP, LLC” is hereby amended to state “Heritage Operating GP, LLC.” Nothing herein shall restrict or prevent Acquirer or any of the Propane Group Entities from undertaking any matter contemplated by, or referred to in, or necessary to give effect to or implement, the Agreement Containing Consent Order executed by the Parties and filed with the FTC, or the Cylinder Exchange Transition Services Agreement. For the avoidance of doubt, the calculation of Final Net Working Capital and Final Net Cash shall exclude the Cylinder Exchange Business. For the avoidance of doubt, except to the extent modified hereby, all other terms and conditions under Section 2.5 of the Contribution Agreement shall remain in full force and effect.

The Parties hereby agree that this letter agreement shall be deemed to amend the Contribution Agreement in accordance with Section 10.1 thereof. This letter agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument and any Party may execute this letter by signing any such counterpart.

This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this letter agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this letter agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this letter agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties also agrees that any final and non appealable judgment against a Party in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment

If the foregoing correctly reflects the understanding and agreement among us, please execute a copy of this letter in the space provided below and return it to the undersigned.

[Signature page follows.]

Very truly yours, AMERIGAS PARTNERS, L.P. By: AmeriGas Propane, Inc., its general partner

By:	/s/ Robert H. Knauss
Name:	Robert H. Knauss
Title:	Vice President

ACCEPTED AND AGREED: ENERGY TRANSFER PARTNERS, L.P. By: Energy Transfer Partners GP, L.P., its general partner By: Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Vice President, General Counsel and Secretary

ENERGY TRANSFER PARTNERS GP, L.P. By: Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Vice President, General Counsel and Secretary

HERITAGE ETC, LP By: Heritage ETC GP, LLC, its general partner

By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Vice President, General Counsel and Secretary

[Signature Page to Side Latter]